CONTACTS:       Mick Quinlivan
                Chief Financial Officer
                Jore Corporation
                800-526-9495


JORE CORPORATION TO BE DELISTED FROM NASDAQ

RONAN, Montana, June 14, 2001 - Jore Corporation (Nasdaq: JOREQ) today announced that The Nasdaq Stock Market has determined that continued listing of Jore's common stock is no longer warranted, effective June 18, 2001.

The Company received a Nasdaq Staff Determination on June 8, 2001, indicating that Jore fails to comply with the minimum bid price and market value of public float required for continued listing set forth in Marketplace rules 4450(f) and 4330(a)(3), and that Jore's common stock is therefore, subject to delisting from Nasdaq. Additional reasons cited by Nasdaq included the Company's filing for protection under Chapter 11 of the U.S. Bankruptcy Code on May 22, 2001, and the Company's inability to demonstrate compliance with all requirements for continued listing. Trading of the Company's common stock has been halted since the Chapter 11 filing date.

Jore also announced that David H. Bjornson has resigned from the Company's Board of Directors and as Executive Vice President effective June 11, 2001. Mr. Bjornson will continue to serve the Company as General Counsel and Corporate Secretary from his private legal practice in Missoula, Montana.


About Jore Corporation

Jore Corporation designs and manufactures innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. The Company relies on advanced technologies and advanced equipment engineering in its manufacturing processes to drive cost reductions and higher quality in its products. Its products save users time by offering enhanced functionality, increased productivity and ease of use. Jore sells its products under the licensed Stanley(r) brand, as well as under various private labels of the industry's largest retailers and power tool manufacturers, including Sears, The Home Depot, Lowe's, Menard's, Canadian Tire, Tru*Serv, Black & Decker, Makita and more.